EXHIBIT 99.1

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Cathey Lowe, Senior Vice President, Finance
		Investor Relations	(818) 223-7530

Pam Krebs, Manager, Communications
		Media Relations	(818) 223-7591

RYLAND ANNOUNCES RECORD SECOND-QUARTER NET NEW ORDERS AND BACKLOG

CALABASAS, Calif. (July 1, 2003) – The Ryland Group, Inc. (NYSE: RYL) today released preliminary net new unit orders for the three months ended June 30, 2003.

     New orders for the quarter ended June 30, 2003 were a record 4,656, an increase of 21.2 percent, compared to 3,843 orders reported for the quarter ended June 30, 2002, with orders for the month of June 2003 increasing 30.7 percent over June 2002.

     Additionally, the Company’s backlog increased to a record 7,694 outstanding contracts, representing an increase of 18.5 percent over the backlog at June 30, 2002.

NEW ORDERS (units):

	For the three months ended June 30,

	2003	2002	% Change

North	1,282	1,026	25.0%
Texas	1,016	938	8.3%
Southeast	1,395	1,139	22.5%
West	963	740	30.1%

Total	4,656	3,843	21.2%

     With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. The Company, which currently operates in 26 markets across the country, has built more than 210,000 homes and financed over 180,000 mortgages since its founding in 1967.

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Note: Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various factors and assumptions that include such risks and uncertainties as the completion and profitability of sales reported; the market for homes generally and in areas where the Company operates; the availability and cost of land; changes in economic conditions and interest rates; increases in raw materials and labor costs; consumer confidence; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.

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